UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

PORTAGE FINTECH ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40639	98-1592069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

280 Park Avenue, 29F East New York, NY	10017
(Address of principal executive offices)	(Zip Coe)

(212) 380-5605
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	PFTAU	The NASDAQ Stock Market LLC
Class A ordinary shares included as part of the units	PFTA	The NASDAQ Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50	PFTAW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders

The information disclosed in Item 5.03 of this Current Report with respect to the Extension Amendment and the Redemption Limitation Amendment (each as defined below) is incorporated by reference into this Item 3.03 to the extent required.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 21, 2023, Portage Fintech Acquisition Corporation (the “Company”) held an extraordinary general meeting of shareholders (the “Meeting”) to vote on the proposals as described in this Item 5.03 of this Current Report on Form 8-K (the “Current Report”). At the Meeting, the Company’s shareholders approved two proposals to amend the Company’s amended and restated memorandum and articles of association (the “Articles”). The first such proposal (the “Extension Amendment” and, such proposal, the “Extension Amendment Proposal”) sought to amend the Articles to extend the date by which the Company must (1) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the Company’s initial public offering that was consummated on July 23, 2021 (the “Initial Public Offering”), from 24 months from the closing of the Initial Public Offering to 36 months from the closing of the Initial Public Offering or such earlier date as is determined by our board of directors (the “Board”) to be in the best interests of the Company. The second such proposal (the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”) sought to eliminate from the Articles the limitation that the Company shall not redeem Class A ordinary shares sold in the Initial Public Offering (the “Class A ordinary shares”) to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001.

The foregoing description is qualified in its entirety by reference to the amendment to the Company’s Articles, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Meeting, holders of 24,549,778 ordinary shares (consisting of 18,071,933 Class A ordinary shares and 6,477,845 Class B ordinary shares) were present in person, virtually over the Internet or by proxy, representing approximately 76% of the voting power of the Company’s ordinary shares as of June 8, 2023, the record date for the Meeting, and constituting a quorum for the transaction of business.

The applicable shareholders approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal.

The voting results for each proposal were as follows:

The Extension Amendment Proposal

For	Against	Abstain
23,735,338	812,820	1,620

The Redemption Limitation Amendment Proposal

For	Against	Abstain
23,824,466	723,664	1,648

Item 8.01.	Other Events.

Redemptions

In connection with the vote to approve the Extension Amendment Proposal, holders of 22,001,009 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $229.1 million. As a result, approximately $40.7 million will remain in the Company’s trust account and 3,910,370 Class A ordinary shares remain outstanding.

Securities Purchase Agreement

As previously announced, in connection with the entrance by PFTA I LP, an Ontario limited partnership (the “Sponsor”), into that certain Securities Purchase Agreement (the “Agreement”), dated July 11, 2023, with Perception Capital Partners III LLC, a Delaware limited liability company (“Perception”), each of the directors and executive officers of the Company tendered their resignations, with such resignations conditioned on and effective at closing of the transactions contemplated by the Agreement.

On July 21, 2023, the Sponsor and Perception consummated the transactions contemplated by the Agreement and, as a result: (i) each of Adam Felesky, Ajay Chowdhery, Paul Desmarais III, Steven Jay Freiberg, Stuart Charles Harvey, Jr., G. Thompson Hutton, Seraina Macia and Jason Michael Pate effectively resigned as directors; (ii) such director vacancies were filled by Scott Honour, Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis; (iii) each of Adam Felesky and Ajay Chowdhery effectively resigned as Chief Executive Officer and Chief Financial Officer and Chief Operating Officer, respectively; and (iv) the appointments of Rick Gaenzle as Chief Executive Officer, Corey Campbell as Chief Financial Officer, and Tao Tan and Jim Sheridan as Co-Presidents became effective.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
3.1	Amendments to Amended and Restated Memorandum and Articles of Association

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2023	PORTAGE FINTECH ACQUISITION CORPORATION

	By:	/s/ Rick Gaenzle
	Name:	Rick Gaenzle
	Title:	Chief Executive Officer

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